Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 23, 2015 (the “Effective Date”) by and between AGS, LLC, a Delaware limited liability company (the “Company”), and Nicholas Paul Kimokeo Akiona (“Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer pursuant to the terms of this Agreement; and

WHEREAS, Executive desires to serve in such position.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Nature of Employment Relationship. Executive’s employment with the Company will be “at-will,” meaning that either Executive or the Company may terminate the employment relationship at any time and for any reason, either with or without cause. The “at-will” nature of Executive’s employment may only be changed in an express written agreement signed by both Executive and a duly authorized officer of the Company.

2.Terms of Employment.

(a)          Position; Location. During his employment with the Company, Executive shall serve as Chief Financial Officer of the Company. During his employment, and excluding any periods of vacation and sick leave to which Executive may be entitled, Executive agrees to devote all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use his reasonable best efforts to perform faithfully and efficiently such responsibilities. Executive agrees that he will not engage in any other gainful employment, business or activity without the written consent of the Company. Executive’s services shall be performed in the Las Vegas, Nevada area, subject to reasonable business travel at the Company’s request.

(b)          Compensation and Employee Benefits.

(i)        Base Salary. Executive shall receive an annual base salary (“Base Salary”) of $275,000, payable in 26 installments accordance with the Company’s regular payroll practices for salaried employees. The Base Salary and payment schedule are subject to adjustment at the sole discretion of the Company. If the Base Salary is adjusted at the discretion of the Company, the term “Base Salary” shall refer to such adjusted amount.

(ii)        Annual Bonus. Executive shall be eligible to receive an annual performance-based bonus pursuant to an annual managerial bonus plan to be established by the Company, with an annual target bonus equal to 50% of Executive’s Base Salary. Actual annual bonus amounts payable under this Section 2(b)(ii) shall be determined by the Company in its sole discretion based on the attainment of financial results and earnings targets for the fiscal year in question.

(iii)        Employee Benefit Plans and Vacation. Executive shall be entitled to participate in the employee health benefits plan provided by the Company for employees and family. Executive will also be eligible for participation in the Company’s 401k plan. Executive shall be entitled to four (4) weeks paid vacation annually. Vacation will accrue on a monthly basis. Eligibility for participation in these benefits will be determined by the requirements of the plan(s) in effect at the time Executive commences employment and is subject to adjustment pursuant to the Company’s policies and plans in effect, which may change from time to time. Employee shall also be entitled to participate in employee benefit plans, long term incentive plans, practices, policies and programs generally applicable to employees of the Company on the same terms applicable to similarly situated senior executives of the company.

(iv)        Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the Company’s policies.

3.Termination of Employment Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 7(b) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 90 business days within a one-year period as a result of incapacity due to mental or physical illness that is determined to be permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative.

1.Severance. The Company will provide Executive with nine (9) months of severance at Executive’s Base Salary in effect on the date of termination of employment in the event Executive is terminated without cause. For purposes of this section, “cause” includes failure to correct underperformance after written notification from the CEO or Board, illegal and/or fraudulent conduct, conviction of a felony, a determination that Executive’s involvement with the Company would have a negative impact on the Company’s ability to receive or retain any necessary licenses, willful or material misrepresentation to the Company, or refusal to take any action as reasonably directed by the Board or any individual acting on behalf of or at the direction of the Board. Payment of severance pursuant to this section is conditioned and contingent upon the execution by Executive of a standard release of claims.

2.Restrictive Covenants.

(a)          Confidentiality: Work Product. During Executive’s employment with the Company and its subsidiaries and thereafter, Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its affiliates or with respect to trade secret, intellectual property, confidential processes, services, techniques, customers or plans with respect to the Company and its affiliates, and Executive will not use, directly or indirectly, any confidential or trade secret information of the Company and its affiliates for the benefit of anyone other than the Company or its affiliates; provided, however, that Executive’s employment by a subsequent employer while Executive still has knowledge of any such confidential or trade secret information shall not constitute a breach of this provision so long as Executive does not disclose the same to any third party. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by Executive, alone or with others, while an employee of the Company and its subsidiaries that are related to the business of the Company or its affiliates shall be and become the sole property of the Company, and Executive hereby assigns any and all rights therein or thereto to the Company. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its affiliates, whether prepared by Executive or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by Executive (including, without limitation, any copies thereof) upon termination of employment for any reason whatsoever.

(a)          Noncompetition. While employed by the Company and its subsidiaries and for a period of nine (9) months thereafter (the “Restricted Period”), Executive shall not directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business that engages in any line of business conducted by the Company and its subsidiaries during the Covered Period (defined below) within any jurisdiction or marketing area in which the Company or any of its subsidiaries is doing business or has invested and established good will in demonstrating an intent to do business during the Covered Period (a “Competitive Business”); provided that Executive’s ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this Section 5(b). The “Covered Period” shall mean the period beginning as of the Effective Date and ending as of the end of the sixth month following the termination of the Executive’s employment for any reason.

(b)          Nonsolicitation. During the Restricted Period, Executive shall not, directly or indirectly, (i) solicit for employment any individual who is then an employee of the Company or its subsidiaries or who was an employee of the Company or its subsidiaries within the previous 12 months (a “Covered Employee”), or (ii) contract for, hire or employ any Covered Employee earning at least $100,000 in annualized base compensation as of the Covered Employee’s most recent date of employment with the Company. During the Restricted Period, the Executive shall also not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of the Company or any of its subsidiaries to cease his or her relationship with the Company or any of its subsidiaries for any reason. In addition, during the Restricted Period, the Executive shall not, with respect to providing services in a Competitive Business, solicit for business or accept the business of, any person or entity who is, or was at any time within the previous 12 months, a customer of the business conducted by the Company (or potential customer with whom the Company had initiated contact) or its affiliates.

(c)          Nondisparagement. At all times during Executive’s employment and thereafter, Executive shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of Apollo Management VIII, LP (“Apollo”), the Company or any of their respective affiliates; and at all times during Executive’s employment and thereafter, the Company and its subsidiaries will, subject to requirements of law, refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of Executive.

(e)          Representations. Executive represents to the Company and its affiliates that, in fulfilling his duties or responsibilities to the Company and its affiliates or for any other reason, he will not disclose or disseminate any information from any of his former employers that would be considered by such former employers to be confidential information. In addition, he represents that, except as previously disclosed to AGS in writing, he is not subject to any covenant not to compete that would limit his ability to fulfill his duties and responsibilities hereunder.

(f)          Remedies. The parties agree that the provisions of Sections 5(a), 5(b), 5(c) and 5(d) (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. Executive acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on Executive, and are not injurious to the public, and further acknowledges and agrees that Executive’s breach of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Accordingly, notwithstanding Section 7(a) of this Agreement, Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

(g)          Survival. The provisions of this Section 5 shall survive termination of employment for any reason.

3.Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement , “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

4.Miscellaneous.

(a)          Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to principles of conflict of laws. Subject to Section 5(f) of this Agreement, Executive specifically agrees and consents that any controversy or claim arising out of or relating to this Agreement shall be settled by final, binding and nonappealable arbitration in Las Vegas, Nevada. Subject to the following provisions, any such arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)          Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: To the most recent address on file with the Company.

If to the Company, to:

AGS, LLC

ATTN: LEGAL DEPARTMENT

6680 Amelia Earhart Court Las Vegas, NV 89119 Facsimile: (702) 722-6705 Attention : Vic Gallo

or to such other address as either party shall have furnished to the other in writing in accordance herewith . Notice and communications shall be effective when actually received by the addressee.

(c)          Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d)          Section 409A. It is intended that payments and benefits made or provided under this Agreement shall comply with Section 409A or an exemption thereto. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Without limiting the generality of the foregoing, to the extent required in order to comply with Section 409A, amounts and benefits to be paid or provided under Section 4 of this Agreement during the period between the Executive’s termination of service with the Company and the six-month anniversary thereof, shall be paid or provided to the Executive on the first business day after the date that is six months following the date of such termination.

(e)          Entire Agreement; Amendment. This Agreement supersedes all agreements between the parties, whether oral or written, covering the same subject matter. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AGS, LLC

By: AGS Capital, LLC
its Sole Member and Manager

By: /s/ DAVID LOPEZ
Name: David Lopez
Title: Chief Executive Officer

EXECUTIVE

/s/ Kimo Akiona
Name: Kimo Akiona